Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated April 24, 2017

Relating to Preliminary Prospectus dated April 21, 2017

Registration Statement No. 333-216625

DEXTERA SURGICAL ANNOUNCES PRELIMINARY FISCAL 2017 THIRD QUARTER FINANCIAL HIGHLIGHTS

-- Full Financial Results to be Announced May 4, 2017 --

REDWOOD CITY, Calif. – April 24, 2017 – Dextera Surgical Inc. (Nasdaq: DXTR), a company commercializing and developing the MicroCutter 5/80TM stapler based on its proprietary ‘‘staple-on-a-strip’’ technology intended for use by thoracic, pediatric, bariatric, colorectal and general surgeons, today announced preliminary financial results for the fiscal 2017 third quarter ended March 31, 2017.

For the three months ended March 31, 2017, total revenue was approximately $1.1 million, including MicroCutter product sales of approximately $500,000. Operating costs and expenses were approximately $5.3 million with a net loss of approximately $4.4 million. The cash balance at March 31, 2017, was approximately $2.5 million and total stockholders’ deficit was approximately $3.7 million.

Dextera Surgical notes that these preliminary revenue results are unaudited and subject to change. Full fiscal 2017 third quarter financial results will be reported on May 4, 2017, after the markets close.

About Dextera Surgical

Dextera Surgical (Nasdaq:DXTR) designs and manufactures proprietary stapling devices for minimally invasive surgical procedures

Dextera Surgical also markets automated anastomosis devices for coronary artery bypass graft (CABG) surgery on the market today: the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System. These products are sold by Dextera Surgical under the Cardica brand name.

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Forward-Looking Statements

The statements in this press release regarding Dextera Surgical’s preliminary financial results are "forward-looking statements." There are a number of important factors that could cause Dextera Surgical’s results to differ materially from those indicated by these forward-looking statements, including the risks detailed from time to time in Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, under the caption “Risk Factors.” Dextera Surgical expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Dextera Surgical has filed a registration statement (including a preliminary prospectus dated April 21, 2017) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and the other documents Dextera Surgical has filed with the SEC for more complete information about it and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Dextera Surgical, the underwriter or any dealer participating in the offering will arrange to send you copies if you request them by contacting Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, New York 10172 or by e-mail at prospectus@ladenburg.com.

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@dexterasurgical.com